Exhibit 3.4

EXECUTION VERSION

LIMITED PARTNERSHIP AGREEMENT

OF

SABRA HEALTH CARE LIMITED PARTNERSHIP

November 15, 2010

i

ii

EXHIBITS

Exhibit A – Partner Contributions and Partnership Interests

Exhibit B – Notice of Redemption

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LIMITED PARTNERSHIP AGREEMENT

OF

SABRA HEALTH CARE LIMITED PARTNERSHIP

THIS LIMITED PARTNERSHIP AGREEMENT OF SABRA HEALTH CARE LIMITED PARTNERSHIP (the “Partnership”), dated as of November 15, 2010, (this “Agreement”), is entered into by and among Sabra Health Care REIT, Inc., a Maryland corporation (the “Company”), as general partner (the “General Partner”) and Sabra Health Care, LLC, a Delaware limited liability company, as limited partner (the “Initial Limited Partner,” together with any other Person (as defined herein) admitted as limited partner as provided herein, the “Limited Partner” or “Limited Partners” and, together with the General Partner, the “Partners”).

WHEREAS, the General Partner formed the Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), by causing the Certificate of Limited Partnership of the Partnership to be filed with the Delaware Secretary of State on May 12, 2010 pursuant to Section 17-217 of the Act (as may be amended or restated from time to time hereafter, the “Certificate of Limited Partnership”);

WHEREAS, the Partners were admitted as partners to the Partnership on May 12, 2010;

WHEREAS, the Company, as general partner, and Sabra Health Care, LLC, as limited partner, entered into that certain Interim Limited Partnership Agreement of Sabra Health Care Limited Partnership, dated October 21, 2010 (“Interim Limited Partnership Agreement”); and

WHEREAS, the Partners desire to amend and restate the Interim Limited Partnership Agreement in its entirety and to provide for the respective rights, obligations and interests of the parties to each other and to the Partnership and the terms and conditions on which the Partnership will conduct business in this Agreement. This Agreement shall supersede the Interim Limited Partnership Agreement in its entirety and shall apply to and govern the management and operation of the Partnership from the date hereof and shall bind each and every present and future Partner of the Partnership.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” has the meaning set forth in the Recitals to this Agreement.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Sections 4.2 and 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No officer, director or stockholder of the General Partner shall be considered an Affiliate of the General Partner solely as a result of serving in such capacity or being a stockholder of the General Partner.

“Agreement” means this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time, including by way of adoption of a Certificate of Designations.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made:

(a) all cash revenues and funds received by the Partnership from whatever source (excluding the proceeds of any Capital Contribution to the extent determined by the General Partner) plus the amount of any reduction (including, without limitation, a reduction resulting because the General Partner determines such amounts are no longer necessary) in reserves of the Partnership, which reserves are referred to in clause (b)(iv) below;

(b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution):

(i) all interest, principal and other debt payments made during such period by the Partnership,

(ii) all cash expenditures (including capital expenditures) made by the Partnership during such period,

(iii) investments in any entity (including loans made thereto) to the extent that such investments are permitted under this Agreement and are not otherwise described in clause (b)(i) or (ii), and

(iv) the amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion (including any reserves that may be necessary or appropriate to account for distributions required in respect of Units having a preference over other classes of Units).

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the agreed fair market value (net of liabilities secured by such assets that the Partnership is considered to assume or take subject to under Section 752 of the Code) of all other assets which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2 hereof.

“Cash Amount” means, with respect to a redeeming Limited Partner, an amount of cash equal to the REIT Shares Amount multiplied by the Value on the Valuation Date.

“Certificate of Designations” means an amendment to this Agreement that sets forth the designations, rights, powers, duties and preferences of holders of any Partnership Interests issued pursuant to Section 4.2, which amendment is in the form of a certificate signed by the General Partner and appended to this Agreement. A Certificate of Designations is not the exclusive manner in which such an amendment may be effected. The General Partner may adopt a Certificate of Designations without the consent of the Limited Partners to the extent permitted pursuant to Section 14.1(B) hereof.

“Certificate of Incorporation” means the Certificate of Incorporation or other organizational document governing the General Partner, as amended or restated from time to time.

“Certificate of Limited Partnership” has the meaning set forth in the Recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means a Partnership Unit which is designated as a Common Unit and which has the rights, preferences and other privileges designated herein in respect of Common Unitholders. The allocation of Common Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

“Common Unitholder” means a Partner that holds Common Units.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Conversion Factor” means 1.0, provided that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) splits or subdivides its outstanding

REIT Shares; or (iii) effects a reverse stock split or combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purpose that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event (provided, however, that if a Notice of Redemption is given prior to such record date and the Specified Redemption Date is after such record date, then the adjustment to the Conversion Factor shall, with respect to such redeeming Partner, be retroactive to the date of such Notice of Redemption). It is intended that adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of the foregoing types of transactions in which REIT Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Common Units.

“Distribution Period” has the meaning set forth in Section 5.1(B) of this Agreement.

“Fiscal Year” has the meaning set forth in Section 9.2 of this Agreement.

“Full Distribution Amount” has the meaning set forth in Section 5.1(B) of this Agreement.

“General Partner” has the meaning set forth in the Preamble to this Agreement.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of Partnership Units.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of (A) his, her or its status as the General Partner, or as a director or officer of the Partnership or the General Partner, or (B) his, her or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Limited Partner” has the meaning set forth in the Preamble to this Agreement.

“Institutional Lender” means any commercial bank or trust company, any savings and loan association, any insurance company or any other institutional lender that is reasonably acceptable to the General Partner.

“Interim Limited Partnership Agreement” has the meaning set forth in the Recitals to this Agreement.

“Lien” means any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, restrictions, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Limited Partner” has the meaning set forth in the Preamble to this Agreement.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 of this Agreement.

“Liquidator” has the meaning set forth in Section 13.2(A) of this Agreement.

“Majority-In-Interest of the Limited Partners” means the Limited Partner(s) who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by all the Limited Partners (excluding any Partnership Units held by the General Partner, any Person controlled by the General Partner or any Person holding as nominee for the General Partner).

“Majority-In-Interest of the Partners” means the Partner(s) who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by all the Partners (including any Partnership Units held by the General Partner, any Person controlled by the General Partner or any Person holding as nominee for the General Partner).

“New Securities” has the meaning set forth in Section 4.4 of this Agreement.

“Newly Issued Unit” has the meaning set forth in Section 5.1(B) of this Agreement.

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B to this Agreement.

“Partner” and “Partners” have the meaning set forth in the Preamble to this Agreement.

“Partnership” has the meaning set forth in the Preamble to this Agreement.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution.

“Partnership Unit” or “Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and 4.4 (and includes any series or class of Preferred Units). The number of Partnership Units outstanding of every class, type or series is set forth in Exhibit A attached hereto, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Percentage Interest” means, as to a Partner, its percentage interest as a Common Unitholder determined by dividing the Common Units owned by such Partner by the total number of Common Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity, including a federal, state or local government or agency or subdivision thereof.

“Pledge” means the granting of a Lien on a Partnership Interest.

“Preferred Unit” means a limited partnership interest (of any series), other than a Common Unit, represented by a fractional, undivided share of the Partnership Interests of all Partners issued hereunder and which is designated as a “Preferred Unit” (or as a particular class or series of Preferred Units) herein and which has the rights, preferences and other privileges designated herein (including by way of a Certificate of Designations) in respect of a Preferred Unitholder. The allocation of Preferred Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

“Preferred Unitholder” means a Limited Partner that holds Preferred Units (of any class or series).

“Qualified REIT Subsidiary” means a qualified REIT subsidiary of the General Partner within the meaning of Code Section 856(i)(2).

“Redeeming Partner” has the meaning set forth in Section 8.6(A) of this Agreement.

“Redemption Right” has the meaning set forth in Section 8.6(A) of this Agreement.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Partner” means any Partner satisfying the REIT Requirements.

“REIT Payment” has the meaning set forth in Section 15.11 hereof.

“REIT Requirements” means the requirements for qualification as a REIT under the Code and Regulations.

“REIT Share” means a share of common stock, par value $.01 per share, of the Company.

“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor in effect on the date of receipt by the General Partner of a Notice of Redemption, provided that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, “Rights”), and the

Rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include the Rights that were issuable to a holder of the REIT Shares on the applicable record date relating to the issuance of such Rights.

“Rights” has the meaning set forth in the definition of “REIT Shares Amount.”

“Sabra Partners” has the meaning set forth in Section 4.3 of this Agreement.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the Company of a Notice of Redemption; provided that if the Company or any of its subsidiaries combines its outstanding REIT Shares, no Specified Redemption Date shall occur after the record date of such combination of REIT Shares and prior to the effective date of such combination.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.3.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Transfer” when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, “Transfer” does not include (a) any redemption of Partnership Units by the Partnership, or acquisition of tendered Units by the General Partner, pursuant to Section 8.6 hereof or (b) any redemption of Partnership Units pursuant to any of the terms of such Partnership Units, including any such terms in a Certificate of Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Twelve-Month Period” means a twelve-month period ending on the day before the first (1st) anniversary of a Partner becoming a holder of Common Units unless the General Partner and such Partner agree, in each of their sole and absolute discretion, in writing to a different period (or no period) with respect to such Partner.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a REIT Share, the volume weighted average of the daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price shall be the closing price on such day or if no sale takes place on such day, the average of the closing bid and asked prices on such day.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1. Formation.

The Partnership is a limited partnership organized pursuant to the provisions of the Act. The Partners hereby agree to continue the Partnership upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2. Name.

The name of the Partnership is Sabra Health Care Limited Partnership. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3. Registered Office and Agent; Principal Office.

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The principal office of the Partnership shall be 18500 Von Karman, Suite 550, Irvine, California 92612, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4. Power of Attorney.

A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)

execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2)	execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5. Term.

The term of the Partnership commenced on May 12, 2010, the date on which the Certificate of Limited Partnership was filed in the office of the Secretary of State of the State of Delaware, and shall continue until the Partnership is dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1. Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; (ii) to enter into any partnership, joint venture, limited liability company or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the Company’s right, as determined in the Company’s sole discretion, to cease qualifying as a REIT, the Partners acknowledge that the Company, acting as the General Partner, shall have the sole right in determining whether the Partnership shall continue to operate in such a way that the Company ceases to qualify as a REIT and shall not have any duty or obligation to consider the interests of any Partner (other than the General Partner) in such determination. Notwithstanding any other provision of this Agreement, the General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers and restrictions on redemptions.

Section 3.2. Powers.

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could reasonably be expected to adversely affect the ability of the Company to continue to qualify as a REIT; (ii) could reasonably be expected to subject the Company to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could reasonably be expected to violate any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1. Capital Contributions of the Partners

A. Initial Capital Contributions. On or prior to the date hereof, the General Partner shall contribute to the capital of the Partnership in exchange for Partnership Units and shall have contributed a portion of such Partnership Units to the Initial Limited Partner. The General Partner has completed Exhibit A attached hereto to reflect the Partnership Units assigned to each Partner and (in the case of Common Units) the Percentage Interest in the Partnership represented by such Common Units.

B. General Partnership Interest. A number of Common Units held by the Company equal to one percent (1%) of all outstanding Common Units shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest. All other Partnership Units held by the Company shall be deemed to be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

C. No Obligation to Make Additional Capital Contributions. Each Partner shall own the number of Common Units and other Partnership Units set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, additional Capital Contributions, the issuance of additional Common Units, or similar events having an effect on any Partner’s Percentage Interest. Except as provided in Section 4.2 or elsewhere in this Agreement, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

Section 4.2. Issuances of Additional Partnership Interests.

The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) additional Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions or to vote on certain matters; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a) the additional Partnership Interests are issued in connection with the grant, award or issuance of REIT Shares or other equity interests by the Company, which REIT shares or other equity interests have designations, preferences and other rights such that the economic interests attributable to such REIT shares or other equity interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.2, or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2, the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of the Limited Partners) including but not limited to the revisions described in Section 5.4, Article 6 and Section 8.6 hereof, as it deems necessary to reflect the issuance of such additional Partnership Interests and the special rights, powers and duties associated therewith.

Section 4.3. One-to-one Ratio of Units/Interests held by the Company.

The Company and the General Partner will take all actions necessary, including amending this Agreement pursuant to Section 4.2, to ensure that a one-to-one ratio (or if the Conversion Factor is not 1.0, a ratio equal to the Conversion Factor) is at all times maintained between (a) the number of Common Units held by the Company and the General Partner (the “Sabra Partners”) and the number of shares of REIT Shares outstanding and (b) the number of Partnership Units (other than Common Units) held by the Sabra Partners of each type or kind issued and the number of corresponding shares of the Company (of such type or kind issued) outstanding, and such provisions shall be interpreted consistently with such intent.

Section 4.4. Issuance of Additional REIT Shares.

From and after the date hereof, the General Partner shall not issue any additional REIT Shares (other than REIT Shares issued pursuant to Section 8.6 of this Agreement), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively “New Securities”) other than to all holders of REIT Shares unless (i) the General Partner shall cause the Partnership to issue to the General Partner, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the New Securities; and (ii) the General Partner contributes to the Partnership the proceeds, if any, from the issuance of such New Securities and from the exercise of rights contained in such New Securities. Without limiting the foregoing, the General Partner is expressly authorized to issue New Securities for no tangible value or for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of REIT Shares and corresponding Units pursuant to an employee stock purchase plan providing for employee grants or purchases of REIT Shares or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise) and (y) the General Partner contributes all proceeds, if any, from such issuance and exercise to the Partnership.

Section 4.5. No Interest: No Return.

No Partner shall be entitled to interest on its Capital Contribution. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.6. No Preemptive Rights.

Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions or loans to the Partnership or (b) issuance or sale of any Partnership Units or other Partnership Interests.

ARTICLE 5

DISTRIBUTIONS

Section 5.1. Requirement and Characterization of Distributions.

A. Subject to the rights and preferences of any outstanding class or series of Preferred Units as set forth in the Certificate of Designations therefor attached hereto, or as otherwise provided herein with respect to Partnership Interests other than Common Units, and except as provided in Section 5.1(B), the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all or any portion of Available Cash generated by the Partnership during such quarter or shorter period, in such amounts as the General Partner shall determine in its sole discretion to the Common Unitholders who are Partners on the Partnership Record Date with respect to such quarter or shorter period in accordance with their respective Percentage Interests on such Partnership Record Date; provided that in no event may a Partner receive a distribution of Available Cash with respect to a Common Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Common Unit has been exchanged and such distribution shall instead be made to the Company. The General Partner shall take such reasonable efforts as determined by it in its sole and absolute discretion to allow the Company to satisfy the requirements for qualifying as a REIT under the Code. Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article 4 hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.

B. Notwithstanding the provisions of Section 5.1(A) above or any other provision of this Agreement, if for any quarter or shorter period with respect to which a distribution is to be made (a “Distribution Period”), a Newly Issued Unit (as such term is defined below) is outstanding on the Partnership Record Date for such Distribution Period, there shall not be distributed in respect of such Newly Issued Unit the amount (the “Full Distribution Amount”) that would otherwise be distributed in respect of such Unit in accordance with Section 5.1(A). Rather, the General Partner shall cause to be distributed with respect to each such Newly Issued Unit an amount equal to the Full Distribution Amount multiplied by a fraction, the numerator of which equals the number of days such Newly Issued Unit has been outstanding during the Distribution Period and the denominator of which equals the total number of days in such

Distribution Period. Any Available Cash not distributed to the holders of Units by operation of this Section 5.1(B) shall be retained by the Partnership and applied toward future distributions or payment of Partnership expenses. The General Partner may, in its sole discretion, with respect to any distribution, waive the application of this Section 5.1(B) such that a Newly Issued Unit shall receive the Full Distribution Amount (or any amount greater than would otherwise be received under this Section 5.1(B) but not in excess of the Full Distribution Amount). For purposes of this Section 5.1(B), the term “Newly Issued Unit” shall mean, with respect to any Distribution Period, a Common Unit issued during such Distribution Period, except that the term “Newly Issued Unit” shall not include (unless otherwise provided by the General Partner) any Common Units issued in connection with a split on or unit dividend of the Common Units.

Section 5.2. Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts distributed to the Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3. Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4. Revisions to Reflect Issuance of Additional Partnership Interests.

In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article 4 hereof, the General Partner shall make such revisions to this Article 5 as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, duties or powers with respect thereto.

ARTICLE 6

ALLOCATIONS

The Partnership’s items of income, gain, loss and deduction shall be allocated among the Partners in each taxable year (or portion thereof) as determined by the General Partner in its sole and absolute discretion.

The Partnership shall initially be disregarded for federal income tax purposes as an entity separate from the Company. In the event that the Partnership issues Partnership Interests to any Person other than the Company or the Initial Limited Partner pursuant to Article 4 hereof, the General Partner shall make such amendments to this Article 6 as it determines are necessary or desirable to properly maintain a capital account in respect of each Partner in accordance with the Code and the Regulations without limitation to amend the allocations provisions hereunder, including if applicable by making preferential allocations to certain classes of Partnership Interests.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1. Management.

A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no other Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)	the making of any expenditures, the lending or borrowing of money(including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (so long as the Company qualifies as a REFT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Securities Exchange Act of 1934, as amended, and the listing of any debt securities of the Partnership on any exchange;

(3)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

(4)	the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5)	the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(6)	the negotiation, execution and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)	the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)	holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9)	the collection and receipt of revenues and income of the Partnership;

(10)	the establishment of one or more divisions of the Partnership, the selection, designation of powers, authority and duties and dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(11)	the maintenance of such insurance for the benefit of the Partnership, the Partner and directors and officers thereof as it deems necessary or appropriate;

(12)	the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

(13)	the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14)	the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15)	the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(16)	the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(19)	the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; and

(20)	the issuance of additional Partnership Units, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof.

B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the

Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

D. In exercising its authority under this Agreement, the General Partner may, but shall be under no duty or obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to any Partner under any circumstances, as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms of Section 7.3. The Limited Partners expressly acknowledge that the General Partner is acting and will continue to act on behalf of the Partnership, the Company and the Company’s stockholders collectively.

Section 7.2. Certificate of Limited Partnership.

The General Partner has previously filed the Certificate of Limited Partnership with the Secretary of State of the State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(A)(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.

Section 7.3. Restrictions on General Partner Authority.

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Majority-In-Interest of the Partners, or such other percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement.

Section 7.4. Reimbursement of the General Partner and the Company.

A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B. Subject to Section 7.4(C) and Section 15.11, the General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership, (ii) compensation of the Company’s officers and employees including, without limitation, payments under the General Partner’s Stock Incentive Plans that provides for stock units, or other phantom stock, pursuant to which employees of the General Partner will receive payments based upon dividends on or the value of REIT Shares, (iii) director fees and expenses and (iv) all costs and expenses of being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to its stockholders); provided that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. The Partners acknowledge that all such expenses of the General Partner are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7 hereof.

C. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section 15.11 hereof, reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 shall be treated as non-income reimbursements, and not as “guaranteed payments” within the meaning of Code Section 707(c) or other form of gross income.

D. In the event that the General Partner shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or any similar obligation or arrangement undertaken by the General Partner in the future or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the General Partner or reimbursed to the General Partner, subject to the condition that: (i) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program provided that a transfer of REIT Shares for Units pursuant to Section 8.6 of this Agreement would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, or the General Partner otherwise determines not to retransfer such REIT Shares, the General Partner, as General Partner, shall cause the Partnership to redeem a number of Common Units held by the General Partner, as a Limited Partner, equal to the quotient obtained by dividing the number of such REIT Shares by the Conversion Factor (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by the General Partner).

Section 7.5. Outside Activities of the General Partner.

The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

Section 7.6. Contracts with Affiliates.

A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B. Except as provided in Section 7.5, the Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7. Indemnification.

A. General. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty) or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7(A). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B. Advancement of Expenses. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7(A) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. Insurance. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

F. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

G. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8. Liability of the General Partner.

A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its officers and directors shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith.

B. The Limited Partners expressly acknowledge that, as stated in Section 7.1(D), the General Partner is acting on behalf of the Partnership and the shareholders of the Company collectively, that the General Partner is under no duty or obligation to consider the separate interests of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C. Subject to its obligations and duties as General Partner set forth in Section 7.1 (A) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9. Other Matters Concerning the General Partner.

A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT; or (ii) for the Company otherwise to satisfy the REIT Requirements; or (iii) to avoid the Company incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10. Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable if failure to so vest such title would have a material adverse effect on the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11. Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1. Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2. Management of Business.

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3. Outside Activities of Limited Partners.

Subject to any agreements entered into pursuant to Section 1.6(E) hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4. Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5. Rights of Limited Partners Relating to the Partnership.

A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(C) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)	to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Company pursuant to the Securities Exchange Act of 1934;

(2)	to obtain a copy of the Partnership’s federal, state and local income tax returns for each Fiscal Year;

(3)	to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4)	to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(5)	to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor and the REIT Shares Amount per Common Unit and, with reasonable detail, how the same were determined.

C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 8.6. Redemption Right.

A. Subject to Sections 8.6(B) and 8.6(C) hereof, except as otherwise agreed to with any Limited Partner or with respect to any of the Common Units and on or after any applicable Twelve-Month Period with respect to such Limited Partner, each Limited Partner (other than the Company) shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units held by such Limited Partner at a redemption price per Common Unit equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the Company) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the Company elects to purchase the Common Units subject to the Notice of Redemption pursuant to Section 8.6(B). A Limited Partner may not exercise the Redemption Right for less than two percent (2%) of all outstanding Units held by such Partner. The Redeeming Partner shall have no right, with respect to any Common Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

B. Notwithstanding the provisions of Section 8.6(A), upon an election by a Limited Partner to exercise the Redemption Right, the Company may, in its sole and absolute discretion, elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the REIT Shares Amount, as the Company determines in its sole and absolute discretion, whereupon the Company shall acquire the Common Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units. If the Company shall elect to exercise its right to purchase Common Units under this Section 8.6(B) with respect to a Notice of Redemption, it shall so notify the Redeeming Partner within five (5) Business Days after the receipt by it of such Notice of Redemption. Unless the Company shall exercise its right to purchase Common Units from the Redeeming Partner pursuant to this Section 8.6(B), the Company shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the Company shall exercise its right to purchase Common Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.6(B), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership, and the Company shall treat the transaction between the Company and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Common Units to the Company. Each Redeeming Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right.

C. Notwithstanding the provisions of Section 8.6(A) and Section 8.6(B), a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6(A) to the extent the delivery of REIT Shares to such Partner on the Specified Redemption Date by the Company pursuant to Section 8.6(B) (regardless of whether or not the Company would in fact exercise its rights under Section 8.6(B)) would be prohibited under the Certificate of Incorporation of the Company or could otherwise cause the General Partner to fail to satisfy the REIT Requirements.

D. In the event that the Partnership issues additional Partnership Interests pursuant to Section 4.2 hereof, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1. Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2. Fiscal Year.

The fiscal year and taxable year of the Partnership (the “Fiscal Year”) shall end on the last day of December of each year, unless another fiscal year end is selected by the General Partner.

Section 9.3. Reports.

A. As soon as practicable after the close of each Fiscal Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. As soon as practicable after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

ARTICLE 10

TAX MATTERS

Section 10.1. Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred and twenty (120) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2. Tax Elections.

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Notwithstanding the above, in making any such tax election the General Partner shall take into account the tax consequences to the Limited Partners resulting from any such election. The General Partner shall make such tax elections on behalf of the Partnership as the Limited Partners holding a Majority-In-Interest of the Limited Partners (excluding Limited Partner Interests held by the Company) request, provided that the General Partner believes that such election is not adverse to the interests of the General Partner, including its interest in preserving its qualification as a REIT under the Code. The General Partner shall have the right to seek to revoke any tax election it makes (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

Section 10.3. Tax Matters Partner.

A. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B. The tax matters partner is authorized, but not required:

(1)	to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a “notice partner” (as defined in Section 6231(a)-(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)-(2) of the Code);

(2)	in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)	to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)	to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

(6)	to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4. Organizational Expenses.

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred and eighty (180) month period as provided in Section 709 of the Code.

Section 10.5. Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clause (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 10.6. Tax Treatment.

Notwithstanding any other provision of this Agreement, so long as the General Partner and the Initial Limited Partner are the only Partners of the Partnership, the General Partner intends to treat the Partnership as a “disregarded entity” for federal income tax purposes and the General Partner will not make any election or take any position inconsistent therewith. Upon admittance of a Partner other than the Initial Limited Partner and the General Partner, the General Partner will take all actions necessary to establish accounts in accordance with the Code and the Regulations thereunder as of such date.

ARTICLE 11

TRANSFERS AND WITHDRAWALS

Section 11.1. Transfer.

A. No Partnership Interest shall be Transferred, voluntarily or involuntarily, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

B. Notwithstanding the other provisions of this Article 11 (other than Section 11.6(E) hereof), the Partnership Interests of the General Partner may be Transferred, in whole or in part, at any time or from time to time, to any Person that is, at the time of such Transfer, a Qualified REIT Subsidiary. Any transferee of the entire General Partner Interest pursuant to this Section 11.1(B) shall automatically become, without further action or consent of any Limited Partners, the sole general partner of the Partnership, subject to all the rights, privileges, duties and obligations under this Agreement and the Act relating to a general partner. Upon any Transfer permitted by this Section 11.1(B), the transferor Partner shall be relieved of all its obligations under this Agreement.

Section 11.2. Transfer of the Company’s General Partner Interest.

The General Partner shall not (i) withdraw from the Partnership, (ii) merge, consolidate or engage in any combination with another Person, (iii) sell all or substantially all of its assets or (iv) sell, assign, pledge, encumber or otherwise dispose of all or any portion of its General Partner Interest (except to the Partnership), in each case without the consent of a Majority-In-Interest of the Partners. In the event of the withdrawal by the General Partner from the Partnership, as defined in the Act (other than a Bankruptcy), within ninety (90) days after the occurrence of any such event, a Majority-In-Interest of the Limited Partners may elect in writing to continue the Partnership business and shall thereupon select a substitute general partner effective as of the date of the occurrence of any such event. Upon any Transfer of any Partnership Units, in accordance with the provisions of this Section 11.2, the transferee shall become vested with the powers and rights of the transferor General Partner with respect to the Partnership Units Transferred, and shall be liable for all obligations and responsible for all duties of the transferor General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Units so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Units and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement accruing prior to the date of such Transfer.

Section 11.3. Limited Partners’ Rights to Transfer.

Except as otherwise provided in this Section 11.3, the Limited Partners shall not Transfer all or any portion of their Partnership Units to any transferee without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that the foregoing shall not be considered a limitation on the ability of the Limited Partners to exercise their Redemption Right pursuant to Section 8.6 hereof.

Notwithstanding the foregoing, but subject to the provisions of Section 11.3(B) hereof, after any applicable Twelve-Month Period with respect to such Limited Partner, any Limited Partner may at any time, without the consent of the General Partner, (i) Transfer all or a portion of its Partnership Units to an Affiliate of such Limited Partner, or (ii) Pledge some or all of its Partnership Units to any Institutional Lender. Any Transfer to an Affiliate pursuant to clause (i) and any Transfer to a pledgee of Partnership Units Pledged pursuant to clause (ii) may be made without the consent of the General Partner but, except as provided in subsequent provisions of this Section 11.3, such transferee or such pledgee shall hold the Units so transferred to it (and shall be admitted to the Partnership as a “Substituted Limited Partner”) subject to all the restrictions set forth in this Section 11.3. It is a condition to any Transfer otherwise permitted under any provision of this Section 11.3 that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Units arising after the effective date of the Transfer and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law, and other than pursuant to an exercise of the Redemption Rights pursuant to Section 8.6 wherein all obligations and liabilities of the transferor Partner arising from and after the date of such Transfer shall be assumed by the General Partner) shall relieve the transferor Limited Partner of its obligations under this Agreement prior to the effective date of such Transfer. Upon any such Transfer or Pledge permitted under this Section 11.3, the transferee or, upon foreclosure on the Pledged Partnership Units, as the case may be, each Institutional Lender which is the pledgee shall be admitted as a Substituted Limited Partner as such term is defined in the Act and shall succeed to all of the rights, including rights with respect to the Redemption Rights, of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. No transferee pursuant to a Transfer which is not expressly permitted under this Section 11.3 and is not consented to by the General Partner, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the right to receive such portion of the distributions and allocations of profits and losses made by the Partnership as are allocable to the Partnership Units, as the case may be, so transferred.

A. The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

B. No Transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation; (ii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” with the meaning of Section 7704 of the Code; (iii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (iv) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; or (v) such Transfer would subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.

Section 11.4. Substituted Limited Partners.

A. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or her place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.5. Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and any other items of gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but except as otherwise provided in Section 8.6(A) hereof shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6. General Provisions.

A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.6.

B. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substitute Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units under Section 8.6 shall cease to be a Limited Partner.

C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D. If any Partnership Interest is transferred or assigned during any quarterly segment of the Partnership’s Fiscal Year in compliance with the provisions of this Article 11 or redeemed or transferred pursuant to Section 8.6 on any day other than the first day of a Fiscal Year, then items of gain, loss, deduction and credit attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a redemption occurs shall be allocated to the Redeeming Partner; provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments or redemptions as it determines are necessary or appropriate. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is earlier than the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

E. In no event shall any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be permitted under this Agreement (i) of any component portion of a Partnership Interest, such as the capital account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (ii) if such Transfer would cause the General Partner to cease to comply with the REIT Requirements; (iii) if such Transfer would, in the opinion of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Common Units held by all Limited Partners) or result in the violation of any federal or state securities law, including the Securities Act of 1933, as amended, or the Patriot Act.

ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1. Admission of Successor General Partner.

A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Fiscal Year, all items attributable to the General Partner Interest for such Fiscal Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(D) hereof.

Section 12.2. Admission of Additional Limited Partners.

A. After the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then each item of gain, loss, deduction and credit allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using any convention permitted by law and selected by the General Partner. Solely for purposes of making such allocations, each such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner; provided, however, that the General Partner may adopt such other conventions relating to allocations to Additional Limited Partners as it determines are necessary or appropriate. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

Section 12.3. Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1. Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

A. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

B. an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

D. the sale of all or substantially all of the assets and properties of the Partnership.

Section 13.2. Winding Up.

A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by a Majority-In-Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock in the Company) shall be applied and distributed in the following order:

(1)	First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2)	Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)	Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(4)	The balance, if any, to the General Partner and Limited Partners in accordance with their Percentage Interest.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B. Notwithstanding the provisions of Section 13.2(A) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(A) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

(1)	distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)	withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(A) as soon as practicable.

Section 13.3. Rights of Limited Partners.

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions or allocations.

Section 13.4. Notice of Dissolution.

In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

Section 13.5. Termination of Partnership and Cancellation of Certificate of Limited Partnership.

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.6. Reasonable Time for Winding-Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.7. Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE 14

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1. Amendments.

A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners (other than the Company) holding twenty percent (25%) or more of the Partnership Units. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as provided in Section 13.1(C), 14.1(B), 14.1(C) or 14.1(D), a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner (in its sole discretion) and it receives the consent of a Majority-In-Interest of the Partners; provided that an action shall become effective at such time as the requisite consents are received even if prior to such specified time.

B. Notwithstanding Section 14.1(A), the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)	to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)	to reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement;

(3)	to issue additional Partnership Interests in accordance with Section 4.2 and to set forth and reflect in the Agreement the designations, rights, powers, duties and preferences of the holders of any such additional Partnership Interests, including any amendments required pursuant to Article 6 hereof;

(4)	to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(5)	to reflect such changes as are reasonably necessary (i) for the General Partner to maintain its status as a REIT or (ii) to satisfy the REIT Requirements;

(6)	to reflect the Transfer of all or any part of a Partnership Interest between the General Partner and any Qualified REIT Subsidiary; and

(7)	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1(B) is taken.

C. Notwithstanding Section 14.1(A) and 14.1(B) hereof, this Agreement shall not be amended without the written consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of the Partner (other than as a result of the issuance of Partnership Interests) to receive distributions pursuant to Article 5 or Article 13 or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 and Section 14.1(B)(3) hereof); (iv) alter or modify the Redemption Right and REIT Shares Amount as set forth in Section 8.6 and the related definitions, in a manner adverse to such Partner; (v) cause the termination of the Partnership prior to the time set forth in Section 2.5 or 13.1; or (vi) amend this Section 14.1(C). Further, no amendment may alter the restrictions on the General Partner’s authority set forth in Section 7.3 without the consent specified in that section.

D. Notwithstanding Section 14.1(A) or Section 14.1(B) hereof, the General Partner shall not (except in connection with amendments made to reflect the issuance of additional Partnership Interests and the relative rights, powers and duties incident thereto) amend Section 4.2, 7.5, 7.6 or 14.2 without the consent of a Majority-In-Interest of the Limited Partners.

Section 14.2. Meetings of the Partners.

A. General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners (other than the Company) holding twenty percent (20%) or more of the Partnership Units. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days or more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1(A) hereof.

B. Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a Majority-In-Interest of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a Majority-In-Interest of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Proxy. Each Limited Partner may authorize any Person or Persons to act for him or her by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his or her attorney-in-fact. No proxy shall be valid after the expiration of twelve (12) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

D. Conduct of Meeting. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the Company and may be held at the same time, and as part of, meetings of the shareholders of the Company.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1. Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

Section 15.2. Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3. Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4. Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6. Creditors.

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7. Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8. Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9. Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10. Invalidity of Provisions.

If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable. In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby. Each other provision of this Agreement, unless specifically conditioned upon the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.

Section 15.11. Limitation to Preserve REIT Status.

A. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments);

provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the REIT Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Fiscal Year. The purpose of the limitations contained in this Section 15.11 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

Section 15.12. Entire Agreement.

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Interim Limited Partnership Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement as of the date first written above.

GENERAL PARTNER:

SABRA HEALTH CARE REIT, INC.

/s/ Harold Andrews
Name: Harold Andrews
Title: Secretary

LIMITED PARTNER:

SABRA HEALTH CARE, LLC

/s/ Harold Andrews
Name: Harold Andrews
Title: Secretary

[Limited Partnership Agreement]

EXHIBIT A

PARTNER CONTRIBUTIONS AND PARTNERSHIP INTERESTS

Partner’s Name and Address	Percentage Interests	Common Units	Preferred Units
Sabra Health Care REIT, Inc. 18500 Von Karman, Suite 550 Irvine, CA 92612	99%	24,708,280	0
Sabra Health Care, LLC 18500 Von Karman, Suite 550 Irvine, CA 92612	1%	249,579	0

EXHIBIT B

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) redeems                                                               Units in Sabra Health Care Limited Partnership in accordance with the terms of the Agreement of Limited Partnership of Sabra Health Care Limited Partnership and the Redemption Right referred to therein, (ii) surrenders such Units and all right, title and interest therein and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of the rights or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:	Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or identifying number: